SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D. C. 20549

                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(D) OF
               THE SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of Earliest event reported) May 17, 1999


                    TOTH ALUMINUM CORPORATION
      (Exact name of registrant as specified in its charter)

          LOUISIANA                  0-7568             72-0646580
(State or other jurisdiction of      Commission File    (I.R.S. Employer
incorporation or organization)       Number             Identification Number)



         Highway 18, River Road,
       P. O. Box 250, Vacherie, LA                      70090
(Address of principal executive offices)              (Zip code)



 Registrant's telephone number, including area code: (225) 265-8181

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Item 5.  Other Events

Management's Discussion and Analysis of Financial Condition  and
Results of Operations.

Disclosure of Year 2000 Issues

       The Company is engaged in the commercialization of its patented carbo-chlorination processes for the production of aluminum, alumina and aluminum trichloride, silicon tetrachloride, titanium tetrachloride. At present the company has no ongoing manufacturing operation, therefore no revenues are derived from its operation. Recent market surveys indicate a continued growth and demand for these products beyond the year 2000.

       Management has conducted an extensive assessment of the Year 2000 issues, and has concluded there will be no material effects on the company's business, there will be no material effects on the results of operations, and there will be no material effects on its financial condition.

       The Company is in a 100% state of readiness for the year 2000. The Company has conducted extensive testing of its computer and other date related systems, and has determined that nearly all are year 2000 complainant. Those systems which are not year 2000 complainant, have been discarded. Furthermore, the Company has conducted an informal surveyed on its utility companies, telephone company, and its banking institutions to verify they are year 2000 complainant as well.

       The Company anticipates little to no ill effects from the Year 2000. The demand for its products continue to grow, thereby making the prospects of a future joint venture very pausable. The worst case scenario, would be a total collapse of the US Capital Markets where by funding for the Company's future commercialization of its process could not be achieved.

       The Company has prepared a contingency plan in the event of a disruption in its ability to continue funding of its ongoing operation. The Company has secured a personal commitment for its operating capital needs. However, in the event of a major disruption of the Financial Markets, the Company's continued existing would be in doubt.

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                              SIGNATURES

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Toth Aluminum Corporation
                                              Registrant

Date: May 17, 1999                    by: Charles Ernest Toth Jr.
                                          Charles Ernest Toth Jr.
                                          Treasurer